                                                        Exhibit 12
                                                        ----------

                                   Conectiv

                      Ratio of Earnings to Fixed Charges
                      ----------------------------------
                            (Dollars in Thousands)

                                                                         Year Ended December 31,
                                            ------------       ------------    ------------     ------------    ------------
                                                2000               1999             1998            1997            1996
                                            ------------       ------------    ------------     ------------    ------------

Income before extraordinary item              $ 170,830           $113,578        $153,201         $101,218        $107,251
                                            ------------       ------------    ------------     ------------    ------------

Income taxes                                    133,514            105,816         105,817           72,155          78,340
                                            ------------       ------------    ------------     ------------    ------------

Fixed charges:
   Interest on long-term debt
        including amortization of
        discount, premium and
        expense                                 166,256            149,732         133,796           78,350          69,329
   Other interest                                60,818             37,743          26,199           12,835          12,516
   Preferred dividend require-
        ments of subsidiaries                    20,383             19,894          17,871           10,178          10,326
                                            ------------       ------------    ------------     ------------    ------------
        Total fixed charges                     247,457            207,369         177,866          101,363          92,171
                                            -------------------------------    ------------     ------------    ------------

Nonutility capitalized interest                  (9,278)            (3,264)         (1,444)            (208)           (311)
                                            ------------     --------------    ------------     ------------    ------------

Undistributed earnings of equity
   method investees                              (4,496)                 -               -                -               -
                                            ------------     --------------    ------------     ------------    ------------

Earnings before extraordinary
   item, income taxes, and
   fixed charges                              $ 538,027          $ 423,499        $435,440         $274,528        $277,451
                                            ===============================    ============     ============    ============

Total fixed charges shown above               $ 247,457          $ 207,369       $ 177,866        $ 101,363        $ 92,171
Increase preferred stock dividend
   requirements of subsidiaries to
   a pre-tax amount                               5,531              6,123           4,901            3,065           6,025

Fixed charges for ratio                     -------------------------------    ------------     ------------    ------------
   computation                                $ 252,988          $ 213,492       $ 182,767        $ 104,428        $ 98,196
                                            ============     ==============    ============     ============    ============

Ratio of earnings to fixed charges                 2.13               1.98            2.38             2.63            2.83

For purposes of computing the ratio, earnings are income before extraordinary item plus income taxes and fixed charges, less nonutility capitalized interest. Fixed charges include gross interest expense, the estimated interest component of rentals, and preferred stock dividend requirements of subsidiaries. Preferred stock dividend requirements for purposes of computing the ratio have been increased to an amount representing the pre-tax earnings which would be required to cover such dividend requirements.